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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Witness Systems, Inc.

We consent to incorporation by reference in the registration statement (No. 333-33250) on Form S-8 of Witness Systems, Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of Witness Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which report appears in or is incorporated by reference in the Witness Systems, Inc. Annual Report on Form 10-K for the year 2000.

                                                              /s/ KPMG LLP



Atlanta, Georgia
March 28, 2001